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Press Release

FOR IMMEDIATE RELEASE

CTO Realty Growth Provides 2024 Business Update

- Closed $274 Million in Investments Year-To-Date -

- Raised $126 Million Under ATM Program in Third Quarter -

- Closed $100 Million Unsecured Term Loan -

WINTER PARK, FL – September 30, 2024 – CTO Realty Growth, Inc. (NYSE: CTO) an owner and operator of high-quality, open-air shopping centers located in the higher growth Southeast and Southwest markets of the United States (the “Company”), today provided a business update for the third quarter and year-to-date ended September 30, 2024.

Investment Activity

The Company’s investment activity, including acquisitions and structured investments, was $191.3 million in the quarter and now totals $273.8 million year-to-date, at a weighted average yield of 9.1%. As the Company has exceeded its 2024 guidance for investment activity, it will provide updated investment guidance when reporting its full third quarter results on October 24, 2024.

In addition to previously announced investment activity, the Company recently originated a $43.8 million first mortgage loan that has an initial term of two years with a one-year extension option, carries an initial fixed interest rate of 11%, and included an origination fee of 1.25%. The loan is secured by over 100 acres entitled for an over 2 million square foot mixed-use development located in Herdon, Virgina near Dulles International Airport and adjacent to a Metrorail Silver Line station.

Financing Activity

During the quarter, the Company issued approximately 6.9 million common shares at a weighted average price of $18.63 per share under the Company’s ATM common equity program, generating net proceeds of $125.7 million.

On September 30, 2024, the Company closed a new five-year $100 million unsecured term loan bearing interest at SOFR plus a spread based on the Company’s leverage ratio. The Company applied existing SOFR swap agreements, previously used to fix the interest rate on $100 million of borrowings under the Company’s revolving credit facility, to the new term loan resulting in an initial effective fixed interest rate on the new term loan of 4.7%.

At quarter end, the Company had 29,971,538 shares of common stock outstanding and approximately $200 million of borrowing capacity available under its revolving credit facility.

"With nearly $275 million of investment activity year-to-date at a weighted average yield of approximately 9%, we continue to demonstrate our ability to source long-term accretive transactions,” said John P. Albright, President and Chief Executive Officer of CTO Realty Growth, Inc. "Further, we are pleased with the support CTO has received from the capital markets enabling the Company to efficiently raise capital and pay down its revolving credit facility, ending the quarter with a strengthened balance sheet, increased market capitalization and liquidity to support future growth.”

About CTO Realty Growth, Inc.

CTO Realty Growth, Inc. owns and operates high-quality, open-air shopping centers located in the higher growth Southeast and Southwest markets of the United States. CTO also externally manages and owns a meaningful interest in Alpine Income Property Trust, Inc. (NYSE: PINE).

We encourage you to review our most recent investor presentation and supplemental financial information, which is available on our website at www.ctoreit.com.

Safe Harbor

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can typically be identified by words such as “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions, as well as variations or negatives of these words. Examples of forward-looking statements in this press release include, without limitation, statements regarding the Company’s balance sheet, increased market capitalization and liquidity supporting the Company’s future growth.

Although forward-looking statements are made based upon management’s present expectations and reasonable beliefs concerning future developments and their potential effect upon the Company, a number of factors could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements. Such factors may include, but are not limited to: the Company’s ability to remain qualified as a REIT; the Company’s exposure to U.S. federal and state income tax law changes, including changes to the REIT requirements; general adverse economic and real estate conditions; macroeconomic and geopolitical factors, including but not limited to inflationary pressures, interest rate volatility, distress in the banking sector, global supply chain disruptions, and ongoing geopolitical war; credit risk associated with the Company investing in structured investments; the ultimate geographic spread, severity and duration of pandemics such as the COVID-19 pandemic and its variants, actions that may be taken by governmental authorities to contain or address the impact of such pandemics, and the potential negative impacts of such pandemics on the global economy and the Company’s financial condition and results of operations; the inability of major tenants to continue paying their rent or obligations due to bankruptcy, insolvency or a general downturn in their business; the loss or failure, or decline in the business or assets of PINE; the completion of 1031 exchange transactions; the availability of investment properties that meet the Company’s investment goals and criteria; the uncertainties associated with obtaining required governmental permits and satisfying other closing conditions for planned acquisitions and sales; and the uncertainties and risk factors discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and other risks and uncertainties discussed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission.

There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

Contact:

Philip R. Mays

Senior Vice President, Chief Financial Officer, and Treasurer

(407) 904-3324

pmays@ctoreit.com